Exhibit 99.1

Sunwin Stevia International Announces the Appointment of Jeffrey G. Reynolds as CEO

Ft. Lauderdale, FL – October 10, 2006 (Market Wire) - Sunwin Stevia International, Corp.., a wholly owned subsidiary of Sunwin International Nutraceuticals, Inc. (OTC BB: SUWN), today announced the appointment of Jeffrey Reynolds as CEO. Mr. Reynolds will be responsible for marketing the company’s Only Sweet™ line of proprietary products. Only Sweet™ is a proprietary blend of Stevioside.

Mr. Reynolds is a highly respected executive in the consumer packaging goods industry with over eighteen year’s experience. He has held high level positions with some of the largest food manufacturers and marketing organizations in the world. Mr. Reynolds formerly served as senior vice president and director of Crossmark, Inc., one of the largest sales and marketing organizations in the consumer packaged goods industry, servicing over 1,000 companies in the grocery, mass merchandiser, drug, c-store, club and specialty store channels.

Mr. Reynolds started his career with Procter and Gamble as a unit sales manager, working with such products as Tide, Dawn, and Cascade. Mr. Reynolds was the youngest regional manager in the country for Nestle Foods Company. He was responsible for managing over $350 Million in sales in the confections category in the non-grocery trade class nationally. He also created and implemented the national NBA Crunch Time Player of the Year Program in coordination with Nestle and the NBA.

Laiwang Zhang, Chairman of Sunwin International Neutraceuticals, Inc., states “A great product needs a great leader. Jeffrey Reynolds has developed a proven track record of executing and accomplishing his goals over eighteen years. We are extremely pleased to have Mr. Reynolds join our team. Over and above his outstanding credentials, Mr. Reynolds is a tremendous advocate for our Only Sweet™ line of proprietary products. His passion stems from a family history of diabetes, and his keen awareness of the benefits of our Only Sweet™ product line. Mr. Reynolds’ marketing skills are without question, and his enthusiasm and ability to motivate those around him are extraordinary.”

About Sunwin Stevia International, Corp.

Sunwin Stevia International, Corp., a wholly owned subsidiary of Sunwin International Nutraceuticals, Inc. (OTCBB: SUWN), engages in the distribution of Stevioside, under the Only Sweet™ line in North America. For more information about Only Sweet™, please visit http://www.onlysweet.com. The Sunwin family works closely with consumers to provide a hybrid mix of agricultural products and services to meet growing demand. For more info about Sunwin, please visit http://www.sunwin.biz

Safe Harbor Statement

Certain of the statements set forth in this press release constitute "forward-looking statements". Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Reported results should not be considered as an indication of future performance. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.